Exhibit 10.4

10368 W. Centennial Road | Littleton, CO 80127 | Tel: (303) 973-9311 | Fax: (303) 973-8420

October 1, 2021

Amintore Schenkel

Denver, Colorado

Dear Amintore:

Thank you for your time over the past few weeks to get to know more about CPI and meeting with members of our leadership team. Through these discussions, you have impressed us with your accomplishments, expertise and your personal attributes. We believe you would be an excellent addition to the leadership team at CPI. As a result of our recent discussions, we are pleased to present you with the following offer:

Title:	Chief Financial Officer
Hiring Manager:	Scott Scheirman, President & CEO
Salary:	Your base salary paid bi-weekly, in this position will be $14,230.77. This amount annualized equals $370,000 per year.
Tentative Start Date:	October 5, 2021

As an employee of CPI, you will be eligible for coverage under the Company’s health and welfare benefits package effective the first of the month following thirty days of service. Some benefits from CPI will be available to you at no cost, while others will require a contribution on your part. Briefly, these benefits consist of the following:

•	Medical coverage which includes a prescription drug program
•	Dental and Vision coverage
•	Company paid - Short and Long Term Disability Insurance
•	Flexible Spending Accounts
•	Life and Accidental Death and Dismemberment Insurance
•

401(k) plan with a company match of 100% of the first 3% of employee deferral and 50% on the 4th and 5th percent of employee deferral. (401(k) eligibility is the 1st of the quarter following 90 days of service.)

•	4 weeks of vacation (accrued per pay period)
•	6 scheduled holidays
•	3 floating holidays (pro-rated based on hire date)
•	40 hours of paid personal time (pro-rated based on hire date)

You will be eligible for CPI’s Short-Term Incentive Plan (STIP). Your total annual target opportunity is $315,000 for 2021, or approximately 85% of your base pay. The STIP is paid quarterly and is based on Company and individual performance results. Your manager will provide additional information on the STIP after your Start Date. For 2021, this amount will be prorated for the portion of the year you are employed at CPI, and the pro rata portion is guaranteed to be paid at target. Payment will be made in March 2022 and you must be employed on the payment date.

10368 W. Centennial Road | Littleton, CO 80127 | Tel: (303) 973-9311 | Fax: (303) 973-8420

You will also receive a long-term incentive award in the form of a combination of restricted stock units and stock options, with the value of the award split 50/50 between these equity vehicles, under the Company’s Omnibus Incentive Plan. While your annual target is $215,000, you will receive a new hire grant valued at $322,500, on terms established by the Compensation Committee of the Board. This grant will be made at the end of the day on your first day of employment which we are targeting to be October 5, 2021. The LTIP grant will be split 50% to RSU and 50% to stock options. 50% of the awards will vest on the first anniversary and 50% will vest on the second anniversary provided you are employed on those dates.

Your next equity grant is anticipated to be in February or March 2023, which is our next planned annual grant, as we are resetting timing of our annual cycle from fall to February/March.

Also, note that in 2023, our intent is to rebalance the weighting between our STIP and LTIP plans, with a heavier balance moving to LTIP/equity. We anticipate that the weighting between STIP and LTIP value for your role will be approximately 40% to STIP or $212,000 and 60% to LITIP or $318,000 based on STIP and LTIP targets outlined in this letter.

This offer of employment is conditioned on the following:

Satisfactory completion of the application, and your ability to furnish CPI with the identification required to demonstrate that you are legally permitted to work in the United States, and you signing the CPI Card Group Confidentiality, Trade Secret Protection, Unfair Competition, Non-Solicitation, and Invention Assignment Agreement for Executives, and acknowledgment of the attached Drug and Substance Abuse Policy. Satisfactory completion of a customary background investigation, drug test and completion of the reference process is also required.

Your relationship with CPI is one in which employment is “at will.” With this, CPI reserves the right to set and modify your terms and conditions of employment up to and including the termination of your employment. Conversely, you have the right to terminate your employment relationship with CPI at any time.

We would like to confirm your decision regarding this offer by Saturday, October 2, 2021. If you have any questions, do not hesitate to contact me. We at CPI are looking forward to you joining the organization!

Sincerely,

Scott Scheirman

President & Chief Executive Officer

Accepted:

10368 W. Centennial Road | Littleton, CO 80127 | Tel: (303) 973-9311 | Fax: (303) 973-8420

Signed:	/s/ Amintore Schenkel	Date: October 1, 2021